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                        DWS RREEF Real Estate Fund, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
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           RISKMETRICS GROUP RECOMMENDS VOTE "AGAINST" DWS RREEF REAL
                     ESTATE FUND, INC. LIQUIDATION PROPOSAL

Boulder, Colo. - (PR Newswire) - May 11, 2009 - RiskMetrics Group, the world's largest independent proxy advisory firm, recommends that holders of DWS RREEF Real Estate Fund, Inc. (NYSE: SRQ) vote "AGAINST" the liquidation proposal (Item
1) at the upcoming special meeting of stockholders to be held May 20, 2009.

The recommendation to vote "Against" SRQ's liquidation proposal was provided by RiskMetrics Group's Proxy Advisory Services (formerly Institutional Shareholder Services, or ISS), the global industry leader in providing comprehensive proxy research to some of the world's largest and most important financial institutions. RiskMetrics Group covers over 40,000 stockholder meetings every year and issues recommendations for stockholders on voting their proxies for various management proposals.

In their review, RiskMetrics concluded that "In view of Horejsi's superior management of DNY, a similar closed-end real estate fund, RMG believes that the Trust through its affiliation with Horejsi may be able to effectuate change that is critical to improving the performance of the Fund, rather than liquidating the Fund during poor market conditions. What is more, shareholders would have the opportunity to approve the election of the Trust's board members and appointment of Horejsi as investment manager of the Fund at subsequent shareholder meetings. Given that the Fund's NAV has declined substantially in the last one year, which is reflected in its one-star Morningstar ranking, the downside risk of not supporting the liquidation proposal seems limited. Moreover, dissidents stated intention of conducting a proxy contest and appointing Horejsi as the investment manager, who has a proven track record at DNY, provides a viable alternative to the liquidation proposal. As such, RMG does not believe the Fund's liquidation proposal warrants shareholder support. Vote AGAINST Item 1."*

Stewart R. Horejsi, representative for the Susan L. Ciciora Trust which is engaged in a proxy fight with SRQ against their liquidation proposal, stated:
"This recommendation by RiskMetrics Group vindicates our position that SRQ's liquidation proposal is not in the best interests of stockholders. With this recommendation we are encouraged that stockholders will finally be able to assert control over their investment in SRQ."

Mr. Horejsi added: "We believe that this recommendation sends a strong signal to SRQ's board of directors that their management decisions to date have not made sense; the Trust has received much support from fellow stockholders against the liquidation proposal and we believe that the board of directors should initiate a meaningful dialogue with the Trust."

The Trust is the largest stockholder of SRQ, owning 16.5% of the outstanding shares of SRQ. The Trust has been an active and vocal investor in the Fund and, on February 5, 2009, sent a letter to SRQ and its board of directors proposing, among other things, termination of SRQ's investment advisers, a new slate of directors, and better corporate governance standards and other ideas to enhance stockholder value. Copies of the letters were filed with the Securities and Exchange Commission and can be viewed on their website at www.sec.gov. No meaningful response was provided by the SRQ board of directors and, given that the board has very little incentive to manage the Fund due to its members' lack of any ownership, the Trust decided that it should bring the substantial experience and skill of its affiliated registered investment advisers to the table and offer a better alternative to SRQ's stockholders.

*Permission to use quotation neither sought nor obtained.

Contact:
The Susan L. Ciciora Trust
Joel L. Terwilliger
303/442-2156